UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2012

ASURE SOFTWARE, INC.
(Exact name of registrant as specified in charter)

Delaware	0-20008	74-2415696
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

110 Wild Basin Rd., Austin, Texas 78746
(Address of principal executive offices)

512-437-2700
(Registrant’s telephone number, including area code)

N/A
(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Material Agreements

As previously reported on Form 8-K Current Report filed with the Securities And Exchange Commission on October 5, 2011, we entered into: (i) a Securities Purchase Agreement (the “9% Convertible Note Purchase Agreement”) relating to the sale of $1,500,000 aggregate principal amount of the Company’s 9% subordinated convertible notes (the “Convertible Notes”) and (ii) a Registration Rights Agreement pursuant to which the Company provided the holders of the Convertible Notes with certain rights with respect to the registration of the shares of the Company’s Common Stock issuable upon conversion of the Convertible Notes.

On March 10, 2012, we amended and restated each of the Convertible Notes (the “A&R Convertible Notes”) to among other things:

•
Permit each holder of Convertible Notes to convert the outstanding principal balance due thereunder into shares of Common Stock of the Company at the conversion price originally set forth in the Convertible Notes ($5.00 per share of Common Stock) on or before March 15, 2012,

•
Provide to the holders of the Convertible Notes, as consideration for agreeing to the terms of the A&R Convertible Notes, a one time cash payment, in such amount as follows: (i) with respect to holders of Convertible Notes who do not elect to convert their A&R Convertible Note prior to March 16, 2012, an amount equal to 3% of the outstanding principal amount of their A&R Convertible Note and (B) with respect to holders of Convertible Notes who elect to convert their A&R Convertible Note prior to March 16, 2012 (the “Converted Holders”), an amount equal to 80% of the interest that such Holder would have received if such Holder had held the A&R Convertible Note to maturity.

•
Remove the dilution protection provision which would have reset the conversion price below $5.00 per share in the event that the Company made certain issuances of Common Stock at a price below $5.00 per share of Common Stock.

On March 10, 2012, we amended and restated the Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), to among other things:

•
Obligate the Company to file a registration statement with the Securities and Exchange Commission with respect to the shares of Common Stock held by the Converted Holders, no later than July 31, 2012 and have such registration statement effective no later than August 31, 2012.

•
Obligate the Company to pay monthly cash penalties to the Converted Holders equal to 5% of the principal amount of such Converted Holders’ A&R Convertible Notes (as existing prior to the conversion) commencing on August 31, 2012 if the Company fails to register the underlying shares of Common Stock as agreed. Such penalties are capped at a maximum of 30% of the principal amount of such Converted Holders’ A&R Convertible Notes.

As of the date hereof, as of the date hereof, the Company has received conversion elections and/or indication of intent to convert from holders representing $1,150,000 of the total $1,500,000 of principal amount of notes.

The above-referenced agreements (the “Transaction Agreements”) have been included as exhibits to this Current Report to provide information regarding their respective terms and the terms of the related transactions. They are not intended to provide any other factual information regarding the Company. The representations, warranties and covenants contained in the Transaction Agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by disclosures exchanged between the parties in connection with the execution thereof. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Transaction Agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Transaction Agreements, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, the representations and warranties in the Transaction Agreements should not be viewed or relied upon as statements of actual facts or the actual state of affairs of the Company or any of their its subsidiaries or affiliates.

Item 2.02         Results of Operations and Financial Condition.

The Company has determined that the Convertible Notes, as originally executed, contain certain embedded derivative instruments related to the conversion feature and thus must be accounted for separately.  The fair values of these instruments are re-measured each reporting period and interest income or expense is recorded for the change in fair value.  The original value of the embedded derivatives as of September 30, 2011 was approximately $274,000.  However, at the end of the Company’s most recent reporting period, December 31, 2011, the fair value of the embedded derivatives increased to approximately $835,000.  This change in fair value resulted in an additional non-cash expense of $561,000 for the quarter ended December 31, 2011.   The increase in the value of the embedded derivatives was primarily attributable to the increase in the price of the Company’s common stock from $3.27 on September 30, 2011 to $6.37 on December 31, 2011   This non-cash charge of $561,000 in the quarter ended December 31, 2011 put the company’s ending owner’s equity below the NASDAQ Capital Market’s minimum threshold for maintenance of the Company’s listing on this stock exchange.  The Company will likely receive notice of deficiency from NASDAQ regarding a failure to meet its continued listing requirements, specifically the Stockholder’s minimum equity of $2,500,000 cited in the Equity Standard Listing rules 5550 (a) and 5550(b)(1), after the upcoming release of the company’s 10-K for the year ending December 31, 2011.  The resulting actions and effects outlined below will enable the Company to regain compliance with this threshold for its next reporting period for the three months ending March 31, 2012, prior to receiving any potential notice of deficiency from the NASDAQ Capital Market.

On March 10, 2012, we amended and restated each of the Convertible Notes (the “A&R Convertible Notes”) and on March 10, 2012, we amended and restated the Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”).  The details of the changes to both of these agreements are further explained in Item 1.01 above.

The changes made to the Convertible Notes and the Registration Rights Agreement, resulted in a change of accounting treatment of the derivatives.  Effective on March 10, 2012, the derivatives will no longer be required to be accounted for on a separate basis.  Therefore, the Company will no longer be required to re-measure the value of the derivatives after the amendment date and will write-off the fair value of the derivative after the amendment.  The Company estimates that it will recognize approximately $42,000 in additional non-cash expense to re-measure the A&R Convertible Notes and approximately $220,000 in one time cash expense related to consideration expected to be paid to holders of the Convertible Notes for agreeing to the terms of the A&R Convertible Notes.  These expenses will be offset by a one time non-cash gain of approximately $672,000 associated with the writing-off of the derivative due to the adopted amendment.

In addition the Company has received conversion elections and/or indication of intent to convert from holders representing $1,150,000 of the total $1,500,000 of principal amount of notes.  Assuming that holders representing $1,150,000 elect to convert, these conversions would result in the company recognizing a one time non-cash charge of approximately $1,898,000 and an equal increase in the Company’s equity for the value of approximately 230,000 shares issued based on an estimated share price of $8.25.  This expense would be offset by a one time non-cash gain of $970,000 related to the extinguishment of the debt owed to the holders upon conversion.

The estimated net effect of the above transactions on the Company’s financial statements in the quarter ending March 31, 2012 is an increase in one time expenses of approximately $518,000 and a net increase in shareholder’s equity of approximately $1,585,000. In the event that the estimates share price is not $8.25 or holders representing an amount other than $1,150,000 elect to convert, the non cash charges, non cash gains and impact on the Company’s financial statement will be differ from that set forth above.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this Form 8-K regarding Asure's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. Such risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements. In the event that the estimates share price is not $8.25 or holders representing an amount other than $1,150,000 elect to convert, the non cash charges, non cash gains and impact on the Company’s financial statement will be differ from that set forth above.

In accordance with General Instruction B.2 of Form 8-K, the information contained in Item 2.02 in this Current Report on Form 8-K [and attached Exhibit 99.1] shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 3.02.        Unregistered Sales of Equity Securities.

Pursuant to the 9% Convertible Note Purchase Agreement described in Item 1.01 above, we sold the Notes to a group of accredited purchasers for an aggregate purchase price of $1,500,000.  As of the date hereof, the Notes are convertible for up to 300,000 shares of our Common Stock.  This offer and sale was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D in reliance, among other things, on the representations and warranties made by the Purchasers.

All of such securities offered and sold by us have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The information provided in this current report is not an offer to sell nor is it a solicitation of an offer for the purchase of any of our securities and is intended to comply with Rule 135c of the Securities Act.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits

Exhibit	Description

10.1	Amended and Restated Registration Rights Agreement dated March 10, 2012.
10.2	Amendment Agreement with respect to the Amended and Restated 9% Convertible Promissory Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASURE SOFTWARE, INC.

Dated: March 12, 2012	By:	/s/ Patrick Goepel
Patrick Goepel
Chief Executive Officer